PRICING SUPPLEMENT NO. 96-42 Dated February 10, 1997   Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357




                   BENEFICIAL CORPORATION


                 Medium-Term Notes, Series H
                     (Book Entry Notes)


The Price to Public of these Medium-Term Notes, Series H, is
100% (as a  percentage of Principal Amount).  The Principal
Amount, Settlement Date (Original Issue Date), Maturity Date and Interest Rate Per Annum are as follows:




                                                    Interest
Principal     Settlement          Maturity          Rate
Amount        Date                Date              Per Annum


$ 8,000,000   February 13, 1997   February 14, 2002   6.55%
$15,000,000   February 13, 1997   February 15, 2005   6.90%
$29,000,000   February 13, 1997   February 13, 2006   6.96%